[Katten Muchin Rosenman LLP Letterhead]

December 8, 2006

Re:	TransTech Services Partners, Inc.
Registration on Form S-1

TransTech Services Partners, Inc.
445 Fifth Avenue
Suite 30H
New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to TransTech Services Partners, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-138080) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the initial public offering by the Company of (i) 6,000,000 units (“Units”), with each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant, each to purchase one share of the Company’s Common Stock (the “Warrants”), (ii) up to 900,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units, and (iv) all shares of Common Stock issuable upon exercise of the Warrants (“Warrant Shares”) included in the Units and Over-Allotment Units.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that when (i) the Registration Statement becomes effective under the Act; (ii) the underwriting agreement (the “Underwriting Agreement”) between the Company and Maxium Group LLC, has been duly executed and delivered; and (iii) the Units and Over-Allotment Units when issued, are sold and paid for in the manner described in the Registration Statement and in the Underwriting Agreement (and, as to the Warrant Shares, as provided in the Warrants), the issuance and sale of the Company Units, Over-Allotment Units, Warrants, Common Stock and Warrant Shares will have been duly authorized, and the Company Units and Over-Allotment Units, Warrants, Common Stock and Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ KATTEN MUCHIN ROSENMAN LLP KATTEN MUCHIN ROSENMAN LLP